SHEILA G. CORVINO
                                 Attorney at Law

                              811 Dorset West Road
                              Dorset, Vermont 05251


Member New York Bar                                         Phone 802 867 0112
                                                            Fax   802 867 2468

                                 March 15, 2005
Pipeline Data Inc.
1599 Washington Street
Braintree, MA  02184



Gentlemen:


     I represent Pipeline Data Inc., a Delaware corporation, (the "Company"). I am rendering this opinion solely to you in connection with your Non-Statutory Incentive Stock Plan, as amended, contemplating the issuance of up to 4,000,000 shares of your common stock (the "Shares") and registration of the Shares with the Securities and Exchange Commission on Form S-8.


     I have examined such corporate records, certificates and other documents as I have considered necessary for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, I have, when relevant facts were not independently established, relied upon the records, certificates and documents referred to above.

     Based on the foregoing, I am of the opinion that, (i) upon issuance and delivery as described in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     My opinion is limited in all cases to matters arising under the Delaware General Corporation Law and the law of the State of New York.

     This opinion is given as of the date hereof and I assume no obligation, to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in laws which may hereafter occur.




                                                         /s/Sheila G. Corvino